EXHIBIT 99.1

Smithfield Foods Reports Sharp Rebound In First Quarter Earnings

Smithfield, Virginia (August 26, 2004)-Smithfield Foods, Inc. (NYSE: SFD) today announced that net income for the first quarter of fiscal 2005 was $54.9 million, or $.49 per diluted share, versus income from continuing operations last year of $17.6 million, or $.16 per diluted share. Sales were $2.7 billion, compared with $2 billion a year ago.

Following are the company’s sales and operating profit by segment:

	13 Weeks Ended
(in millions)	August 1, 2004	July 27, 2003
Sales
Pork	$1,763.4	$1,133.0
Beef	594.7	605.4
Hog Production	527.2	335.7
Other	218.7	173.5
	3,104.0	2,247.6
Intersegment	(452.3)	(266.0)

Total Sales	$2,651.7	$1,981.6

Operating Profit
Pork	$21.8	$(17.6)
Beef	1.8	31.9
Hog Production	99.6	58.1
Other	7.9	(3.7)
Corporate	(20.3)	(14.8)

Total Operating Profit	$110.8	$53.9

Earnings in the quarter reflected improved profitability in the hog production segment combined with strong results in pork. The strong performance in live production and pork was moderated by lower earnings in the beef segment.

Earnings in the company’s hog production segment rose more than 70 percent, reflecting the impact of a 29 percent increase in live hog prices compared with the first quarter of last year.

Commodity futures contracts for live hogs reduced hog production earnings by $47 million for the quarter. These contracts were the result of the company’s decision, earlier in the calendar year, to lock in profits in hog production before the unexpected increase in live hog market prices experienced during the first quarter. During the same period, hog production results benefited by $28 million from favorable grain purchasing arrangements, also entered into earlier in the year. These arrangements resulted in raising costs of $43 per hundredweight, up four percent from the prior year, but eight percent lower than raising costs would have been, absent these advance grain purchasing agreements.

Joseph W. Luter, III, chairman and chief executive officer, noted that these contracts were entered into at a time when hog supplies were projected to increase, which they did, and grain prices were soaring-

two important negative factors for Smithfield’s hog raising operations. “We saw an opportunity to lock in substantial profits in our hog operations, and we did. Clearly, this did not turn out to be the best decision, but earlier this year the situation was different. If I had to do it over again, given the same facts, I would likely make the same decision,” said Mr. Luter.

The company’s pork segment reported substantial operating profits in the current year versus a loss last year. The improved results reflected the benefit of continued strong earnings from Farmland Foods, a more favorable fresh pork environment and strong export demand. The company noted that the fiscal first quarter is generally the weakest quarter of the year for pork, as demand is usually soft in the summer months. This was not the case this year, as consumer demand remained strong for all proteins, including pork.

Although processed meats margins weakened from last year’s levels due to higher raw material costs, the company’s overall processed meats business continued strong. Processed meats volume grew 30 percent, including Farmland, with meaningful growth in several categories, including hams, luncheon meats, smoked sausage and pre-cooked entrees. The company is continuing to advance its bacon strategy and installed three new bacon lines during the quarter to meet sales and production needs as they develop. This strategy should increase the company’s bacon sales by more than 20 percent over time.

Beef results were sharply lower as export markets remained closed to U.S. beef due to the discovery of a single case of BSE in the state of Washington in December 2003. Additionally, lower cattle supplies kept live cattle prices high, pressured margins and created plant operating inefficiencies due to lack of cattle to process. The company’s beef segment includes almost $3 million of operating losses related to Showcase Foods, Inc. Smithfield previously announced that it intended to cease operations at this Philadelphia-based case ready meats facility and that it expected to record additional charges of $6 to $8 million in the first half of fiscal 2005 in connection with closing the facility. The closing of the facility and the related charges are expected to occur in the second quarter of fiscal 2005.

Led by improved results in its turkey and international operations, the other segment reported a profit for the current quarter versus a loss in the same quarter last year. The company noted that it continues to be optimistic about the opportunities outside the U.S. The recent acquisition of Jean Caby in France and increased ownership in Campofrio in Spain, combined with existing operations in France and Poland, provide the company with a significant platform to grow in both Western and Eastern Europe. Smithfield said that it will continue to pursue opportunities in Europe and expects to further expand its operations there in the near future.

“I am pleased with the first quarter,” said Mr. Luter. “This was a strong quarter, as both pork and hog production improved at the same time; this is usually not the case, certainly not in the summer months. Our beef results were disappointing, but were something we simply could not control. Once the export markets and the Canadian border reopen, these results will likely return to more normal levels. In the meantime, we are continuing to concentrate on running our operations very efficiently, which, we believe, are competitive with any in the industry,” he said.

“Looking forward, I am optimistic,” said Mr. Luter. “The upcoming second quarter will include the adverse impact of approximately $35 million in live hog futures contracts, although hog production operations will continue to be solidly profitable. This will be offset by $12-$15 million favorable benefit of purchasing arrangements for grain, which will hold raising costs near $43 per hundredweight.” The company noted that it has no live hog futures contracts in place beyond its current fiscal second quarter.

“We also are entering the fall season where processing margins improve considerably. Given what I see today, in terms of live production profits, processed meats margins and the continuing improvements in our international operations, and despite the unpredictability of future earnings, I believe that fiscal 2005 should be a record year for Smithfield Foods,” said Mr. Luter.

With annualized sales of $10 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

CONSOLIDATED STATEMENTS OF INCOME

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

	13 Weeks Ended
(In millions, except per share data)	August 1, 2004	July 27, 2003
Sales	$2,651.7	$1,981.6
Cost of sales	2,393.7	1,805.7

Gross profit	258.0	175.9

Selling, general and administrative expenses	147.2	122.0
Interest expense	27.6	27.5

Income from continuing operations before income taxes	83.2	26.4
Income taxes	28.3	8.8

Income from continuing operations	54.9	17.6

Income from discontinued operations, net of tax	—	4.5

Net Income	$54.9	$22.1

Income per common share:
Basic:
Continuing operations	$.49	$.16
Discontinued operations	—	.04

Net income	$.49	$.20

Diluted:
Continuing operations	$.49	$.16
Discontinued operations	—	.04

Net income	$.49	$.20

Average shares outstanding:
Basic	111.1	109.5
Diluted	112.3	110.8

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.